Exhibit 10.6

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement is entered into this 1st day of January, 2000 between Alan L. Wells (“Wells”) and Iowa Telecommunications Services, Inc. (“ITS”).

Wells and ITS entered into an Employment Agreement dated as of September 27, 1999, which was previously amended. Such Employment Agreement, as previously amended, is hereinafter collectively referred to as the “Agreement”. The parties now wish to further amend the Agreement.

In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree to the following with respect to the Agreement:

1. Section 3(c) of the Agreement shall be modified by adding the following at the end thereof:

ITS shall provide additional credits to Wells’ account under such deferred compensation plan no less frequently than annually. For each calendar year commencing on or after January 1, 2000, the credit shall be in a dollar amount equal to five percent (5%) of the sum of Wells’ base salary and annual cash bonus compensation for the year. Amounts credited pursuant to this additional benefit obligation shall be credited to a separate account under the ITS deferred compensation plan, and shall vest and become nonforfeitable only after Wells completes at least five years of service. For purposes of the preceding sentence, a “year of service” shall be determined in the same manner as years of service are determined for purposes of vesting under the Iowa Telecom Savings Plan.

2. Section 5(a) of the Agreement shall be modified by adding the following at the end thereof:

Notwithstanding anything in this Section 5(a) to the contrary, ITS shall have no obligation to provide Wells with any defined benefit pension (or any supplement thereto).

3. In all other respects, the Agreement is ratified and affirmed and shall remain in full force and effect.

The parties further agree that this Second Amendment shall constitute and fully satisfy the written notice requirement of Section 3.5 of the Iowa Telecommunications Services, Inc. Deferred Compensation Plan, as amended.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By	/s/ Ed Buchanan

Name and Title

ALAN L. WELLS

/s/ Alan L. Wells